EXHIBIT 99.1

China Pediatric Pharmaceuticals, Inc. Announces Fiscal Year 2009 Results

Press Release Source: China Pediatric Pharmaceuticals, Inc. On Thursday April 22, 2010, 1:56 pm

XI’AN, China--(BUSINESS WIRE)— China Pediatric Pharmaceuticals, Inc. (OTC Bulletin Board: CPDU - News) ("China Pediatric Pharmaceuticals" or the "Company"), today announced its financial results for fiscal year ended December 31, 2009. The Company's annual report on Form 10-K was filed with the U.S. Securities Exchange Commission on March 31, 2010.

Fiscal Year 2009 Highlights

●	Total net sales increased to 16,738,459 from 14,668,879 in fiscal 2008, an increase of $2,069,580 or approximately 14% compared to the same period in 2008.

●	Cost of sales increased to $6,999,152 from $5,083,552 in fiscal 2008, an increase of approximately 38% compared to the same period in 2008.

●	Gross profit decreased slightly to 9,739,307 from 9,585,327 in fiscal 2008, an increase of approximately 2% compared to the same period in 2008.

●	Selling, general and administrative expenses decreased in absolute dollars by $28,624, or approximately 0.4%, and as a percentage of total net sales by about 6%.

●	Operating income increased from $3,041,062 to $3,223,666 in fiscal 2008, an increase of approximately 6%compared to the same period in 2008.

●	Net income was $2,531,663 compared to $2,591,770 in fiscal 2008, a decrease of 2% due to a one time expense of $657,812 for issuance of warrant and issuance of common stock to the employees in 2009.

●	In October 2009, the Company changed its corporate name from Lid Hair Studios International, Inc. to "China Pediatric Pharmaceuticals, Inc." and its stock symbol from "LHSI" to "CPDU."

Mr. Jun Xia, Chairman and Chief Executive Officer of China Pediatric Pharmaceuticals, commented, “Despite a challenging economic environment, which impacted our results for 2009, we were able to maintain our solid footing and position ourselves for increased producing capacity in 2010 to take advantage of the excellent long-term prospects for our industry. Our results for fiscal 2009 reflect our continued effort to reduce our costs and maximize value for our shareholders. ”

Net sales

	Years Ended December 31				% of
	2009		2008		Change
"Xianzhi" Series	$1,568,251	9%	$2,345,365	16%	(33	) %
"Cooer" Series	12,124,760	73%	7,710,927	53%	57%
"Qingsongling" Series	3,045,448	18%	4,612,587	31%	(34	) %
Total net sales	$16,738,459	100%	$14,668,879	100%	14%

Total net sales for the years ended December 31, 2009 increased by $2,069,580 or approximately 14% compared to the same period of 2008.  This was mainly due to an increase in sales of the "Cooer" Series by 57% in 2009, as a result of the intensive promotion in 2008.

Cost of sales

	Years Ended December 31,				% of
	2009		2008		change
"Xianzhi" Series	$188,920	3%	$218,620	4%	(14)%
"Cooer" Series	5,269,261	75%	2,675,101	53%	97%
"Qingsongling" Series	1,540,971	22%	2,189,831	43%	(30)%
Total cost of sales	$6,999,152	100%	$5,083,552	100%	38%

Compared to the fiscal year ended December 31, 2008, cost of sales increased $1,915,800 or approximately 38% in the year ended December 31, 2009.  This was primarily due to the increase in product net sales.  The increase in average unit costs was mainly caused by the general increase in costs of raw material in China in the year 2009 and increase in wages of workers due to statutory minimum wage increases.

Gross profit

	Years Ended December 31
	2009		2008
		gross profit		gross profit	% of
		Margin		margin	change
"Xianzhi" Series	$1,379,330	88%	$2,126,745	91%	(35)%
"Cooer" Series	6,855,499	57%	5,035,825	65%	36%
"Qingsongling" Series	1,504,478	49%	2,422,757	53%	(38)%
Total	$9,739,307	58%	$9,585,327	65%	2%

Gross profit decreased slightly to 9,739,307 from 9,585,327 in fiscal 2008, an increase of approximately 2%, which is primarily due to the increase in cost of sales in the year 2009.  Meanwhile, the sales price for finished goods remained constant.  The Company keeps the sales price of finished goods constant in order to maintain market share among competitors.

Selling, general and administrative expenses

	Years Ended December 31
	2009		2008
		% of total		% of total	% of
		net sales		net sales	Change
Selling, general and administrative expenses	$6,515,641	39%	$6,544,265	45%	(0.4)%

In 2009, selling, general and administrative expenses decreased in absolute dollars by $28,624 or about 0.4% and as a percentage of total net sales by about 6%. These decreases were primarily due to the decrease in promotional and advertising expenditures of approximately $1.2 million. Other items contributing to the decrease in selling, general and administrative expenses for the year ended 2009 included a decrease in operating expenses like office supplies and telecommunication expenses.  Under this circumstance, the selling, general and administrative expenses decreased approximately 0.4%.

During the fiscal 2009 period, the Company reported other income of $2,609 compared with $113 for fiscal 2008. Interest expense, which represents interest on outstanding loans, for the fiscal year ended December 31, 2009 was $22,073. This was primarily due to the inception of new bank loans of $438,540 and subscription received of $13.

Net income for the fiscal year ended December 31, 2009 was $2,531,663, or $0.29 per share, compared to $2,591,770, or $0.31 per share, in fiscal 2008. This decrease is primarily due to the $641,725 for issuance of warrants and $16,087 for issuance common stock to certain   employees, which is a one time non-cash, non-reoccurring expense totally of $657,812. Excluding these one time non-cash, non-reoccurring expenses net income for the fiscal year ended December 31, 2009 was $3,189,475, or $0.37 per share.

As of December 31, 2009, the Company had $905,874 in cash and equivalents, approximately $467,334 in working capital, and $438,540 in bank loans. Shareholders’ equity at the end of fiscal year 2009 stood at $12.2 million, compared to $9.02 million recorded at the end of 2008.

The Company generated $498,180 in net cash flow from operating activities for the fiscal year ended December 31, 2009, versus $241,454 in fiscal 2008.

About China Pediatric Pharmaceuticals, Inc.

China Pediatric Pharmaceuticals, Inc. has its headquarters in Xi’an, Shaanxi Province, China. The Company identifies, discovers, develops manufactures and distributes both prescription and over-the counter, including both conventional and Traditional Chinese Medicines (“TCMs”), pharmaceutical products for the treatment of some of the most common ailments and diseases, with pediatric medicine as its focus. China Pediatric Pharmaceuticals, Inc.’s manufacturing facility located in Baoji City, Shaanxi Province. The Company distributes its high value, branded medicines, both prescription and OTC, through exclusive territory agents who sell our products directly to local pharmacies who in turn sell them to their retail customers.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the company's ability to raise additional capital to finance the company's activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the company; the ability of the company to operate as a public company; the period of time for which its current liquidity will enable the company to fund its operations; the company's ability to protect its proprietary information; general economic and business conditions; the volatility of the company's operating results and financial condition; the company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

CHINA PEDIATRIC PHARMACEUTICALS INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND  2008

	12/31/2009 (Audited)	12/31/2008 (Audited)
ASSETS

Current Assets
Cash and cash equivalents	$905,874	$813,252
Accounts receivable, net	5,666,307	3,286,863
Other receivable	43,305	41,578
Inventory	886,082	543,879
Prepaid expenses	4,242,597	2,935,404
Total Current Assets	11,744,165	7,620,976

Property & equipment, net	797,790	900,857
Goodwill	612,745	612,745
Intangible Assets	1,856,718	2,189,375
Total Assets	$15,011,418	$11,323,953

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$254,097	$451,182
Accrued expenses and other payables	1,592,440	1,490,671
Trade deposit received	6,308	-
Short-term bank loan	438,776	5,936
VAT tax payable	321,521	147,612
Income tax payable	194,386	213,228
Total Current Liabilities	2,807,528	2,308,629

Stockholders' Equity

Common stock, $ 0.001 per value, 75,000,000 shares authorized, 8,305,171 and 8,228,571 shares issued and outstanding at December 31, 2009 and 2008	8,305	8,229
Additional paid in capital	2,135,883	1,478,134
Statutory reserve	810,540	721,553
Other comprehensive income	328,567	313,429
Retained earnings	8,920,595	6,493,979
Total Stockholders' Equity	12,203,890	9,015,324
Total Liabilities and Stockholders' Equity	$15,011,418	$11,323,953

CHINA PEDIATRIC PHARMACEUTICALS INC.
CONSOLIDATED STATEMENTS OF INCOME
(AUDITED)

	Year Ended 12/31/2009	Year Ended 12/31/2008

Sales, net	$16,738,459	$14,668,879
Cost of sales	6,999,152	5,083,552

Gross profit	9,739,307	9,585,327

Selling, general and administrative expense	6,515,641	6,544,265
Income from operations	3,223,666	3,041,062

Interest income	61	34,827
Interest expenses	(22,073)	-
Other income	2,609	113
Other expense	(71,967)	(208)
Total Other Income (Expense)	(91,370)	34,732

Income before income taxes	3,132,296	3,075,794

Provision for income taxes	616,693	484,024
Net income	$2,515,603	$2,591,770

Net income for common share
Earnings per share – Basic	$0.31	$0.31
Earnings per share – Diluted	$0.29	$0.31

Weighted average common shares outstanding
Basic	8,247,669	8,288,571
Diluted	8,583,034	8,288,571

Net income	2,531,663	2,591,770
Other comprehensive income (loss)	15,138	188,741
Comprehensive income (loss)	2,546,801	2,780,511

CHINA PEDIATRIC PHARMACEUTICALS, INC
 CONSOLIDATED STATEMENTS OF CASH FLOWS
(AUDITED)

	Year Ended	Year Ended
	12/31/2009	12/31/2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$2,515,603	$2,591,770
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	103,067	112,009
Amortization of intangible assets	332,657	326,858
Obsolescence reserve	-	161,440
Stock-based compensation	657,811	-
(Increase) / decrease in assets:
Accounts receivables	(2,369,996)	(628,589)
Inventory	(340,667)	(282,510)
Prepaid expense	(1,299,196)	(1,348,456)
Other receivable	(151,456)	(24,208)
Increase / (decrease) in current liabilities:
Accounts payable	(198,100)	11,184
Accrued expenses and other payables	98,010	(731,702)
Due to related party	-	(57,453)
Trade deposits received	-	-
Value-added tax payable	173,448	(98,808)
Income tax payable	(19,361)	209,919
Net cash provided by operating activities	(498,180)	241,454

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions fixed assets	-	(10,376)
Acquisitions of intangible assets	-	-
Net cash used by investing activities	-	(10,376)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank loans	438,540	-
Capital contribution	13	-
Net cash provided by financing activities	438,553	-

Effect of exchange rate changes on cash and cash equivalents	152,249	40,024

Net change in cash and cash equivalents	92,622	271,102

Cash and cash equivalents, beginning balance	813,252	542,150
Cash and cash equivalents, ending balance	$905,874	$813,252

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments	$636,054	$274,106
Interest payments	$22,073	$-

For more information, please contact:

China Pediatric Pharmaceuticals, Inc.
Mr. Jun Xia, Chief Executive Officer
Mr. Minggang Xiao, Chief Financial Officer
Ms. Lijuan Feng, Vice President, Corporate Affairs
Ms. Vivian Juan Wei, Vice President, Corporate Affairs
9th Floor, No. 29 Nanxin Street,
Xi’an, Shaanxi Province, P.R.C., 710004
Phone: 86-29-8727-1818
Email: office@jialipharma.com